Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 153 to Registration Statement No. 002-90649 on Form N–1A of our report dated December 14, 2016 relating to the financial statements and financial highlights of Fidelity Total International Equity Fund, a fund of Fidelity Investment Trust appearing in the Annual Report on Form N-CSR of Fidelity Investment Trust for the year ended October 31, 2016, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 25, 2017